                                                                    Exhibit 99.1

[POLYONE LOGO]                                                     NEWS RELEASE

FOR IMMEDIATE RELEASE



                 POLYONE REPORTS RESULTS FOR SECOND-QUARTER 2003

    - OPERATING INCOME IMPROVES SEQUENTIALLY ON NEARLY FLAT SALES

    - NORTH AMERICAN OPERATIONS REFLECT CONTINUING WEAK ECONOMIC CONDITIONS

    - COMPANY DEVELOPS IMPROVEMENT ACTIONS FOR SECOND HALF


CLEVELAND - July 29, 2003 - PolyOne Corporation (NYSE: POL), a leading global polymer services company, today reported sales of $650.9 million for the second quarter ended June 30, 2003, a decrease of $20.0 million, or 3 percent, from the 2002 second quarter. PolyOne had a net loss of $6.0 million, or a diluted net loss of $0.07 per share, for the 2003 second quarter compared with net income of $6.1 million, or $0.07 per diluted share, in the same quarter last year. These results are consistent with PolyOne's July 9, 2003, announcement on projected second-quarter earnings.

The 2003 net loss includes special items of $2.3 million after-tax expense, or $0.03 per share, associated primarily with previously announced and new restructuring initiatives. Among the new initiatives is the scheduled August closing of the Fort Worth, Texas, color additives plant, for which PolyOne took a second-quarter pre-tax charge of $3.5 million, including $2.6 million in non-cash costs. PolyOne estimates that this closing will result in annual pre-tax operating savings of approximately $3.4 million.

In the 2002 second quarter, net income included $0.5 million of after-tax special charges related principally to restructuring initiatives. A list and description of all special items for the second quarters of 2003 and 2002 and the first quarter of 2003 is in the attached Exhibit 1.

PolyOne faced continuing weak demand in second-quarter 2003 in its North American businesses, which represent approximately 83 percent of total Company revenues. Many customers, apparently expecting a near-term improvement in demand and selling prices, increased inventories in the first quarter. In the second quarter, however, demand faltered and, as a result, it appears that many customers lowered their inventories. Consequently, the Company had only partial success in raising selling prices to cover higher raw material costs.

"Although we are disappointed by a sales increase of only 1 percent over the previous quarter, we are encouraged that we were able to retain operating margins at first-quarter levels through our internal efforts to lower costs," said Thomas A. Waltermire, PolyOne chairman and chief executive officer. "In addition, we are confident that we are maintaining our share of targeted markets in an intensely competitive environment."

SECOND-QUARTER 2003 BUSINESS HIGHLIGHTS
---------------------------------------

REDEFINED GO-TO-MARKET APPROACH: In April 2003, PolyOne launched efforts to improve and sustain profitability by redefining the way it takes its products and services to market. These efforts include repricing and rationalizing some product lines, aligning the commercial organization toward the most profitable customers, and establishing a rigorous customer tracking and closing system. Although this work is still in the early stages, it already has resulted in $2.5 million in operating income improvement on an annual run-rate basis.

LOWER SELLING AND ADMINISTRATIVE EXPENSE: The cost reductions that PolyOne implemented in January 2003 produced results as selling and administrative (S&A) spending declined $13.2 million in the first half of 2003 compared with the same period last year. Despite increases in employee benefit costs, S&A costs in the second quarter of 2003 were $5.6 million below the second-quarter 2002 level as PolyOne continued to pursue its objective of reducing S&A costs to less than 10 percent of sales.

STRENGTHENED BALANCE SHEET: In May 2003, PolyOne completed a debt refinancing that provides the liquidity for the Company to repay unsecured senior debt that will mature in September 2003. Under the refinancing plan, PolyOne has $300 million in new, senior unsecured debt; a revised, three-year, $50 million secured revolving credit facility; and a new, three-year, $225 million accounts receivable sale facility. Following the refinancing, approximately $34 million of the unsecured senior debt maturing in September was purchased and retired in the second quarter. The Company took a $0.8 million charge associated with the early retirement of this debt. Interest savings will exceed this charge by $0.4 million in the second and third quarters of 2003.

Effective June 30, 2003, PolyOne terminated its guarantee on $42.3 million of borrowings by Oxy Vinyls, LP (OxyVinyls) from Occidental Petroleum Corporation, PolyOne's partner in this equity joint venture.

ALIGNMENT OF CAPACITY WITH DEMAND: As previously announced, PolyOne closed its Engineered Films plant in Yerington, Nevada, to reduce excess production capacity and realign its product portfolio to available capacity. The plant, which employed 84 people, produced a variety of custom film products.

As part of a continuing evaluation of its manufacturing facilities, PolyOne concluded that it will close its color additives plant in Fort Worth, Texas, in August 2003. The Company is transferring production to other color plants with available capacity. The plant has 32 employees.

In July 2003, the Company decided to reduce the work schedule at most of its vinyl compounding plants. Initially, approximately 54 employees will be affected by this decision. Additionally, PolyOne closed two production lines at its Macedonia, Ohio, engineered materials plant, affecting 19 employees. As previously announced, the Bethlehem, Pennsylvania, plant, which made engineered material compounds, was closed at the end of June, and the production was transferred to other PolyOne facilities.

The aggregate annual cost saving from these five actions is projected to approximate $15 million.

POLYONE ALIGNS IN JOINT VENTURE WITH BAYER: In April 2003, PolyOne and Bayer Polymers LLC announced the formation of a 50/50 joint venture to develop and market polyurethane systems. The new enterprise, BayOne Urethane Systems, LLC, began operating in June from headquarters at a

PolyOne facility in St. Louis, Missouri. BayOne combines Bayer Polymers' technologies and raw materials with PolyOne's formulating expertise and technical service know-how. The joint venture will focus primarily on markets in the United States and Canada for carpet backing and related applications, non-automotive flexible molded foam, integral skins, footwear, instrument panels and filters.

SECOND-QUARTER 2003 SEGMENT RESULTS
-----------------------------------

PERFORMANCE PLASTICS: Sales and pounds shipped decreased 1 percent and 12 percent, respectively, compared with the second quarter of 2002. Operating income before special items fell $11.2 million, due primarily to an increase in raw material costs in the 2003 second quarter compared with the same quarter in 2002. Compared with first-quarter 2003, operating income before special items improved $2.5 million, despite essentially flat shipments.

International operations had a 23 percent sales improvement in second-quarter 2003 over the same quarter in 2002. International sales benefited both from an acquisition that added approximately $11 million and from favorable currency exchange of $14 million in the second quarter of 2003 versus the same quarter in 2002. International operations had a 12 percent increase in shipments between the same periods, or a 2 percent decline excluding the impact of the acquisition. Shipments improved 6 percent in second-quarter 2003 compared with first-quarter 2003.

ELASTOMERS AND PERFORMANCE ADDITIVES: Shipments were down 9 percent compared with first-quarter 2003 and down 10 percent compared with second-quarter 2002. PolyOne believes the principal factors in these declines were renewed slowness in automotive accounts and, to a lesser degree, customers drawing down inventories that they had restocked during the 2003 first quarter to hedge higher prices.

DISTRIBUTION: Sales declined 3 percent and pounds shipped decreased 15 percent in second-quarter 2003 compared with the year-ago quarter. For PolyOne's U.S. and Canadian operations, sales increased 1 percent on 8 percent lower shipments. Anticipating lower polymer pricing from suppliers in the second half of the year, some customers used the second quarter of 2003 to de-stock inventories.

RESIN AND INTERMEDIATES: This segment, which comprises primarily the OxyVinyls and SunBelt Chlor-Alkali joint ventures, realized a significant turnaround from the second quarter of 2002, although not to the extent anticipated in the second-quarter 2003 outlook issued in April. For the quarter, the segment reported $7.5 million in operating income before special items, a $6.7 million improvement compared with the same quarter in 2002 and a $3.5 million increase over the 2003 first quarter. Improved polyvinyl chloride (PVC) resin spreads (selling price less the cost of chlorine and ethylene) in second-quarter 2003 were partially offset by the substantially higher cost of natural gas and significantly lower PVC resin shipments.

                     SUMMARY OF SECOND-QUARTER 2003 RESULTS
                     --------------------------------------
                  (Dollars in millions, except per share data)

                                                                     2Q03          1Q03          2Q02
                                                                   -------       -------       -------
Sales                                                              $ 650.9       $ 645.5       $ 670.9

Operating income (loss)                                               10.8         (16.2)         21.6
Income (loss) before discontinued operations and
  cumulative effect of a change in accounting                         (6.0)        (19.3)          5.3
Net Income (loss)                                                  $  (6.0)      $ (19.3)      $   6.1

Income (loss) per share, diluted                                   $ (0.07)      $ (0.21)      $  0.07
Income (loss) per share before discontinued operations
  and cumulative effect of a change in accounting                    (0.07)        (0.21)         0.06
Per share effect of excluding special items, increase                 0.03          0.18             -


                      SUMMARY OF YEAR-TO-DATE 2003 RESULTS
                      ------------------------------------
                  (Dollars in millions, except per share data)

                                                           6 MOS. 2003     6 MOS. 2002
                                                           -----------     -----------
Sales                                                       $ 1,296.4       $ 1,267.2

Operating income (loss)                                          (5.4)           26.0
Income (loss) before discontinued operations and
  cumulative effect of a change in accounting                   (25.3)            1.4
Net loss                                                    $   (25.3)      $   (51.2)

Loss per share, diluted                                     $   (0.28)      $   (0.55)
Income (loss) per share before discontinued operations
  and cumulative effect of a change in accounting               (0.28)           0.02
Per share effect of excluding special items, increase            0.21            0.03

THIRD-QUARTER 2003 BUSINESS OUTLOOK
-----------------------------------

With North American customer demand in an apparent holding pattern and no real evidence of an economic recovery, PolyOne projects third-quarter 2003 sales demand to be similar to the second-quarter level. While this similarity between these quarters is typical, the third quarter also tends to be adversely affected by summer shutdowns among North American customers in July and European customers in August.

For PolyOne's operating businesses (total Company less the Resin and Intermediates segment), the margin compression seen in the second quarter of 2003 will likely continue into the third quarter unless raw material costs moderate or PolyOne succeeds in gaining selling price increases. PolyOne regards it as unlikely that either raw material relief or increased selling prices will bring a significant benefit in the third quarter.

PVC resin demand is forecasted to improve slightly in the third quarter compared with the prior quarter, although average industry selling prices will likely decrease. Lower industry PVC resin selling prices, partially offset by lower chlorine and ethylene costs, are expected to drive a 1-cent to 2-cent-per-pound decrease in PVC resin spreads compared with second-quarter 2002.

Chlor-alkali demand is projected to be flat in the third quarter compared with the second quarter of 2003, with a modest decrease in industry chlorine selling prices partially offset by slightly higher caustic soda selling prices. Natural gas costs are projected to be flat between the quarters. In combination with the PVC resin spread change, these factors would reduce operating income before any special items for the Resin and Intermediates segment by $1 million to $2 million in the third quarter compared with the second quarter of 2003.

With PolyOne's new refinancing package in place for a full quarter, net interest expense in the third quarter will increase an estimated $2 million over the second-quarter 2003 level.

PolyOne estimates that special item pre-tax expense in the third quarter will total between $6.5 million and $7.5 million for restructuring actions initiated to date, including the July 2003 initiatives previously noted. The Company estimates that the non-cash component of expense will approximate $1.5 million.

The cumulative result of these factors (anticipated flat overall sales in a difficult economy, uncertainty about the magnitude of product margin recovery, expectations of slightly poorer Resin and Intermediates performance and higher interest costs) is that PolyOne projects third-quarter 2003 earnings before special items to be no better than in the 2003 second quarter.

"Because we foresee no second-half rebound in the economy, we are committed to making the necessary changes to return the business to profitability and to building a stronger performance base going into 2004," said Waltermire. "Each of our business units and functional areas has prepared a second-half business plan outlining specific, measurable improvement actions. We will implement individual actions as quickly as possible. We are considering further manufacturing plant and line shutdowns as well as other job eliminations."

POLYONE SECOND-QUARTER 2003 CONFERENCE CALL
-------------------------------------------

PolyOne will host a conference call at 9 a.m. Eastern time on July 30, 2003. The conference dial-in number is 888-489-0038 (domestic) or 706-643-1611 (international), conference topic: PolyOne Earnings Call. The replay number is 800-642-1687 (domestic) or 706-645-9291 (international). The conference ID for the replay is 6571857. The call will be broadcast live and then via replay for two weeks on the Company's Web site: http://www.polyone.com.

ABOUT POLYONE
-------------

PolyOne Corporation, with annual revenues approximating $2.5 billion, is an international polymer services company with operations in thermoplastic compounds, specialty resins, specialty polymer formulations, engineered films, color and additive systems, elastomer compounding and thermoplastic resin distribution. Headquartered in Cleveland, Ohio, PolyOne has employees at manufacturing sites in North America, Europe, Asia and Australia, and joint ventures in North America, South America, Europe, Asia and Australia. Information on the Company's products and services can be found at http://www.polyone.com.

PolyOne Investor & Media Contact:     Dennis Cocco
                                      Vice President, Investor Relations
                                      & Communications
                                      216-589-4018

FORWARD-LOOKING STATEMENTS
--------------------------

In this press release, statements that are not reported financial results or other historical information are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements give current expectations or forecasts of future events and are not guarantees of future performance. They are based on management's expectations that involve a number of business risks and uncertainties, any of which could cause actual results to differ materially from those expressed in or implied by the forward-looking statements. You can identify these statements by the fact that they do not relate strictly to historic or current facts. They use words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe" and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. In particular, these include statements relating to future actions; prospective changes in raw material costs, product pricing or product demand; future performance or results of current and anticipated market conditions and market strategies; sales efforts; expenses; the outcome of contingencies such as legal proceedings; and financial results. Factors that could cause actual results to differ materially include, but are not limited to: (1) an inability to achieve or delays in achieving estimated and actual savings related to restructuring programs; (2) delays in achieving or inability to achieve the Company's strategic value capture initiatives, including cost reduction and employee productivity goals, or achievement of less than the anticipated financial benefit from the initiatives; (3) the effect on foreign operations of currency fluctuations, tariffs, nationalization, exchange controls, limitations on foreign investment in local businesses and other political, economic and regulatory risks; (4) changes in U.S., regional or world polymer and/or rubber consumption growth rates affecting the Company's markets; (5) changes in global industry capacity or in the rate at which anticipated changes in industry capacity come online in the polyvinyl chloride (PVC), chlor-alkali, vinyl chloride monomer (VCM) or other industries in which the Company participates; (6) fluctuations in raw material prices, quality and supply and in energy prices and supply, in particular fluctuations outside the normal range of industry cycles; (7) production outages or material costs associated with scheduled or unscheduled maintenance programs; (8) costs or difficulties and delays related to the operation of joint venture entities; (9) lack of day-to-day operating control, including procurement of raw materials, of equity or joint venture affiliates;
(10) partial control over investment decisions and dividend distribution policy of the OxyVinyls partnership and other minority equity holdings of the Company;
(11) an inability to launch new products and/or services within the Company's various businesses; (12) the possibility of goodwill impairment; (13) an inability to maintain any required licenses or permits; (14) an inability to comply with any environmental laws and regulations; (15) a delay or inability to achieve targeted debt levels through divestitures or other means.

We cannot guarantee that any forward-looking statement will be realized, although we believe we have been prudent in our plans and assumptions. Achievement of future results is subject to risks, uncertainties and inaccurate assumptions. Should known or unknown risks or uncertainties materialize, or should underlying assumptions prove inaccurate, actual results could vary materially from those anticipated, estimated or projected. Investors should bear this in mind as they consider forward-looking statements.

We undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any further disclosures we make on related subjects in our Form 10-Q, 8-K and 10-K reports to the Securities and Exchange Commission. You should understand that it is not possible to predict or identify all such factors. Consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties. (Ref. #703)

                                       ###

                      POLYONE CORPORATION AND SUBSIDIARIES
             Condensed Consolidated Statements of Income (Unaudited)
                      (In millions, except per share data)


                                                                          Three Months Ended          Six Months Ended
                                                                                June 30,                   June 30,
                                                                       ------------------------    -------------------------
                                                                           2003         2002           2003          2002
                                                                       -----------  -----------    -----------   -----------

Sales                                                                  $     650.9  $     670.9    $   1,296.4   $   1,267.2

Operating costs and expenses:
     Cost of sales                                                           559.4        559.0        1,111.5       1,049.1
     Selling and administrative                                               70.3         75.9          142.1         155.3
     Depreciation and amortization                                            18.4         18.6           36.9          36.4
Employee separation and plant phase-out                                        2.1            -           27.0           0.9
Loss on divestiture of equity investment                                         -            -              -           1.5
(Income) loss from equity affiliates and minority interest                   (10.1)        (4.2)         (15.7)         (2.0)
                                                                       -----------  -----------    -----------   -----------
Operating income (loss)                                                       10.8         21.6           (5.4)         26.0

Interest expense                                                             (17.3)       (11.3)         (29.8)        (19.8)
Interest income                                                                0.1          0.3            0.3           0.5
Other expense, net                                                            (3.5)        (1.8)          (6.6)         (4.4)
                                                                       -----------  -----------    -----------   -----------
Income (loss) before income taxes, discontinued operations,  and
     cumulative effect of change in accounting method                         (9.9)         8.8          (41.5)          2.3

Income tax benefit (expense)                                                   3.9         (3.5)          16.2          (0.9)
                                                                       -----------  -----------    -----------   -----------
Income (loss) before discontinued operations and
     cumulative effect of a change in accounting                              (6.0)         5.3          (25.3)          1.4

Discontinued operations:
     Income from operations, net of income taxes                                 -          0.8              -           1.1

Cumulative effect of a change in goodwill accounting,
     net of income tax benefit of $1.0 million                                   -            -              -         (53.7)
                                                                       -----------  -----------    -----------   -----------
Net income (loss)                                                      $      (6.0) $       6.1    $     (25.3)  $     (51.2)
                                                                       ===========  ===========    ===========   ===========

Income (loss) per share of common stock:
     Basic income (loss) per share before discontinued operations
          and effect of change in accounting                           $      (.07) $       .06    $      (.28)  $       .02
     Discontinued operations                                                     -          .01              -           .01
     Cumulative effect of a change in accounting                                 -            -              -          (.60)
                                                                       -----------  -----------    -----------   -----------
     Basic income (loss) per share                                     $      (.07) $       .07    $      (.28)  $      (.57)
                                                                       ===========  ===========    ===========   ===========

     Diluted income (loss) per share before discontinued operations
          and effect of change in accounting                           $      (.07) $       .06    $      (.28)  $       .02
     Discontinued operations                                                     -          .01              -           .01
     Cumulative effect of a change in accounting                                 -            -              -          (.58)
                                                                       -----------  -----------    -----------   -----------
     Diluted income (loss) per share                                   $      (.07) $       .07    $      (.28)  $      (.55)
                                                                       ===========  ===========    ===========   ===========

Weighted average shares used to compute loss per share:
     Basic                                                                    91.1         90.3           91.0          90.4
     Diluted                                                                  91.1         92.5           91.0          92.3

Dividends paid per share of common stock                               $         -  $     .0625    $         -   $     .1250

                      POLYONE CORPORATION AND SUBSIDIARIES
                Condensed Consolidated Balance Sheet (Unaudited)
                                  (In millions)

                                                        June 30,  December 31,
ASSETS                                                    2003        2002
                                                        --------    --------
Current assets:
   Cash and cash equivalents                            $   63.2    $   41.4
   Restricted cash                                          53.7           -
   Accounts receivable, net                                297.8       164.3
   Inventories                                             285.7       253.7
   Deferred taxes                                           42.5        42.1
   Other current assets                                     26.0        12.7
                                                        --------    --------
      Total current assets                                 768.9       514.2
Property, net                                              667.9       682.1
Investment in equity affiliates                            268.6       271.8
Goodwill, net                                              444.5       444.0
Other intangible assets, net                                31.0        32.8
Other non-current assets                                    67.6        52.6
                                                        --------    --------
      Total assets                                      $2,248.5    $1,997.5
                                                        ========    ========

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
   Short-term bank debt                                 $    1.0    $    0.7
   Accounts payable                                        269.4       242.0
   Accrued expenses                                        126.2       160.2
   Current portion of long-term debt                        56.9        91.0
                                                        --------    --------
      Total current liabilities                            453.5       493.9
Long-term debt                                             796.4       492.2
Deferred taxes                                              16.8        39.0
Post-retirement benefits other than pensions               122.6       122.5
Other non-current liabilities, including pensions          274.4       261.2
Minority interest in consolidated subsidiaries               9.5         9.0
                                                        --------    --------
      Total liabilities                                  1,673.2     1,417.8
Shareholders' equity:
Preferred stock                                                -           -
Common stock                                                 1.2         1.2
Other shareholders' equity                                 574.1       578.5
                                                        --------    --------
      Total shareholders' equity                           575.3       579.7
                                                        --------    --------
         Total liabilities and shareholders' equity     $2,248.5    $1,997.5
                                                        ========    ========

                      POLYONE CORPORATION AND SUBSIDIARIES
           CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
                                  (IN MILLIONS)

                                                                       Three Months Ended       Six Months Ended
                                                                             June 30,               June, 30
                                                                       -------------------     -------------------
                                                                          2003        2002        2003        2002
                                                                       -------     -------     -------     -------
OPERATING ACTIVITIES
     Net income (loss)                                                 $  (6.0)    $   6.1     $ (25.3)    $ (51.2)
     Cumulative effect of a change in accounting                             -           -           -       (53.7)
     Income from discontinued operations                                     -         0.8           -         1.1
                                                                       -------     -------     -------     -------
     Income (loss) from continuing operations                             (6.0)        5.3       (25.3)        1.4
     Adjustments to reconcile net income (loss) to net
       cash used by operating activities:
         Employee separation and plant phase-out charges                   2.1           -        27.0         0.9
         Cash payments on employee separation and plant phase-out        (11.0)       (3.7)      (23.0)       (7.7)
         Depreciation and amortization                                    18.4        18.6        36.9        36.4
         Unrealized currency gains                                        (0.7)       (4.4)       (6.9)       (3.6)
         Loss on sale of assets                                            0.2           -         0.2           -
         Investment write-down and loss on sale of equity affiliate          -           -           -         1.5
         Companies carried at equity and minority interest:
            Income  from equity affiliates                               (10.2)       (4.8)      (16.2)       (2.8)
            Minority interest expense                                      0.1         0.6         0.5         0.8
            Dividends and distributions received                           1.0         2.7         2.0         3.0
         Change in assets and liabilities:
             Operating working capital:
                 Accounts receivable                                     (87.4)      (19.8)     (125.1)      (89.3)
                 Inventories                                               8.1       (13.9)      (26.0)      (30.7)
                 Accounts payable                                        (33.9)      (42.3)       22.3       (19.6)
             Accrued expenses and other                                  (17.9)       10.3       (38.2)       28.5
                                                                       -------     -------     -------     -------
NET CASH USED BY CONTINUING OPERATIONS                                  (137.2)      (51.4)     (171.8)      (81.2)
                                                                       -------     -------     -------     -------

INVESTING ACTIVITIES
     Capital expenditures                                                 (9.9)      (22.5)      (16.1)      (33.0)
     Increase in restricted cash                                         (53.7)          -       (53.7)          -
     Return of capital by equity affiliates, net of investment            (2.5)       (1.0)       (0.1)       (0.5)
     Business acquired, net of cash received                                 -           -       (15.8)          -
     Proceeds from sale of assets                                          0.2         1.1        22.6         1.1
                                                                       -------     -------     -------     -------
NET CASH PROVIDED USED CONTINUING OPERATIONS                             (65.9)      (22.4)      (63.1)      (32.4)
                                                                       -------     -------     -------     -------

FINANCING ACTIVITIES
     Change in short-term debt                                           (69.4)      (51.2)      (34.0)       (2.1)
     Change in long-term debt                                            297.8       155.3       303.9       155.0
     Debt Issuance Costs                                                 (14.0)       (4.0)      (14.0)       (4.9)
     Proceeds from the exercise of stock options                             -         2.3           -         5.0
     Dividends                                                               -        (5.4)          -       (11.2)
                                                                       -------     -------     -------     -------
NET CASH PROVIDED BY CONTINUING OPERATIONS                               214.4        97.0       255.9       141.8
                                                                       -------     -------     -------     -------

NET CASH USED BY DISCONTINUED OPERATIONS                                     -         1.5           -         1.4

Effect of exchange rate changes on cash                                    1.6        (1.0)        0.8        (1.6)
                                                                       -------     -------     -------     -------

INCREASE IN CASH AND CASH EQUIVALENTS                                     12.9        23.7        21.8        28.0

Cash and cash equivalents at beginning of period                          50.3        22.5        41.4        18.2
                                                                       -------     -------     -------     -------

CASH AND CASH EQUIVALENTS AT END OF PERIOD                             $  63.2     $  46.2     $  63.2     $  46.2
                                                                       =======     =======     =======     =======

                                                                      Exhibit 1

                      Summary of Special Items (Unaudited)
                                  (In millions)

                                                                                    Three Months             Six Months
                                                                              ------------------------    ---------------
                                                                               2Q03     1Q03      2Q02     1H03      1H02
                                                                              -----    -----     -----    -----     -----
Employee separation and plant phase-out costs(1)                              $(2.1)   $(24.9)   $   -   $(27.0)    $(0.9)

Period plant phase-out costs incurred(2)                                       (0.3)    (0.9)     (0.1)    (1.2)     (0.2)
Equity affiliate - employee severance, liabilities
     associated with the temporary idling of a plant
     and cumulative effect of a change in accounting(3)                        (1.0)    (0.8)     (0.1)    (1.8)     (0.8)
Loss on divestiture of equity investment(4)                                       -        -         -        -      (1.5)
                                                                              -----    -----     -----    -----     -----
    Subtotal - impact on EBITDA (expense)                                      (3.4)   (26.6)     (0.2)   (30.0)     (3.4)

Plant phase-out accelerated depreciation(2)                                       -        -      (0.5)       -      (1.0)

                                                                              -----    -----     -----    -----     -----
    Subtotal - impact on operating (expense)                                   (3.4)   (26.6)     (0.7)   (30.0)     (4.4)

Loss on sale(5)                                                                (0.2)       -         -     (0.2)        -

                                                                              -----    -----     -----    -----     -----
    Total  - impact on pre tax (expense)                                       (3.6)   (26.6)     (0.7)   (30.2)     (4.4)

Income tax benefit                                                              1.3     10.4       0.2     11.7       1.6
                                                                              -----    -----     -----    -----     -----
    Total - after tax (expense) before discontinued
         operations and cumulative effect of a change
         in accounting                                                        $(2.3)   $(16.2)   $(0.5)   $(18.5)   $(2.8)
                                                                              =====    =====     =====    =====     =====


(1) These costs include severance, employee outplacement, external outplacement consulting, lease termination, facility closing costs and the write-down of the carrying value of plants and equipment related to restructuring initiatives. The 2003 expense relates to the January 16, 2003 announcement to reduce approximately 400 staff personnel, the March 26, 2003 announcement to exit an Engineering Films plant, the June 2003 decision to close the Fort Worth plant and the second quarter reversal of restructuring costs provided for in prior years. The 2002 expense was associated with the consolidation of certain activities related to the Formulator operations in the Performance Plastics business segment.

(2) These are plant and phase-out costs associated with the 2001 Geon restructuring initiatives that are to be recognized as period costs versus when the restructuring initiative was approved. In connection with the acquisition of Hanna and resulting formation of PolyOne, management developed several initiatives to capture the strategic value of the combined former Geon and former Hanna businesses. Included in the initiatives was the closing of excess manufacturing capacity of the Elastomers business and establishing centers of manufacturing excellence within the North American Plastics Compounds and Colors operations. This resulted in several announcements in 2001 that former Geon plants and Hanna plants would be closed. The initiatives also included the termination of corporate and other positions at Geon and former Hanna locations. These plans and activities related to the former Geon plants and personnel were finalized and approved during 2001.

(3) The second quarter 2003 expense relates to employee severance costs associated with a personnel reduction undertaken by OxyVinyls. In addition, the 2003 first six months expense includes a charge for the cumulative effect of a change in accounting upon OxyVinyls adoption of SFAS No. 143 "Accounting for Asset Retirement Obligations." The 2002 costs include PolyOne's share of OxyVinyls employee severance, plant phase-out costs and liabilities associated with the temporary idling of a plant in December 2001.

(4) Includes the 2002 first quarter loss on our divestiture of our 37.4% investment in the PVC resin operations of Australian Vinyls Corporation.

(5) This is the loss recorded for the sale of our European vinyl compounding business.

                                                                       Exhibit 2


                    Business Segment Information (Unaudited)
                                  (In millions)

Senior management uses operating income before special items and EBITDA before special items to assess performance and allocate resources to business segments. For a reconciliation from operating income to operating income before special items to EBITDA before special items and EBITDA to EBITDA before special items, see the following table. Operating income before special items and EBITDA before special items are non-GAAP measures and should not be considered an alternative to any other measure of performance in accordance with GAAP. Senior management presents operating income before special items and EBITDA before special items when discussing the results of operations of the business segments because senior management believes such measures are useful in assessing the underlying earnings power and operating cash flows of each business segment. Special items include gains and losses associated with the specific strategic initiatives such as restructuring or consolidation of operations, gains and losses attributable to divestment of joint ventures, and certain one-time items.

Accordingly, senior management believes that excluding special items provides insight into the underlying results of operations of each of PolyOne's business segments. Operating income before special items and EBITDA before special items may not be comparable to financial performance measures presented by other companies.




                                                                         Quarters                               Year-to-Date
                                                        --------------------------------------------     ---------------------------
                                                           2Q03            1Q03            2Q02             2003            2002
                                                        ------------    ------------    ------------     -----------     -----------
Sales:
    Performance Plastics                                    $ 460.5         $ 447.6         $ 466.3         $ 908.1         $ 873.0
    Elastomers & Additives                                     87.5            94.0            95.8           181.5           187.5
    Distribution                                              133.1           135.9           137.6           269.0           258.0
    Resin & Intermediates                                         -               -               -               -               -
    Other                                                     (30.2)          (32.0)          (28.8)          (62.2)          (51.3)
                                                        ------------    ------------    ------------     -----------     -----------
                                                            $ 650.9         $ 645.5         $ 670.9        $1,296.4       $ 1,267.2
                                                        ============    ============    ============     ===========     ===========


EBITDA before special items:
    Performance Plastics                                     $ 22.0          $ 19.5          $ 32.7          $ 41.5          $ 59.4
    Elastomers & Additives                                      4.2             5.3             7.6             9.5            13.1
    Distribution                                                3.2             3.3             4.6             6.5             6.7
    Resin & Intermediates                                       7.5             4.1             0.8            11.6            (4.5)
    Other                                                      (4.3)           (3.3)           (5.3)           (7.6)           (8.9)
                                                        ------------    ------------    ------------     -----------     -----------
                                                             $ 32.6          $ 28.9          $ 40.4          $ 61.5          $ 65.8
                                                        ============    ============    ============     ===========     ===========

Operating income (loss) before special items:
    Performance Plastics                                      $ 7.3           $ 4.8          $ 18.5          $ 12.1          $ 31.8
    Elastomers & Additives                                      1.2             2.2             4.4             3.4             6.7
    Distribution                                                2.8             2.9             4.1             5.7             5.7
    Resin & Intermediates                                       7.5             4.0             0.8            11.5            (4.5)
    Other                                                      (4.6)           (3.5)           (5.5)           (8.1)           (9.3)
                                                        ------------    ------------    ------------     -----------     -----------
                                                             $ 14.2          $ 10.4          $ 22.3          $ 24.6          $ 30.4
                                                        ============    ============    ============     ===========     ===========


Reconciliation:
     Operating income (loss)                                 $ 10.8         $ (16.2)         $ 21.6          $ (5.4)         $ 26.0
     Special items, expense                                     3.4            26.6             0.7            30.0             4.4
                                                        ------------    ------------    ------------     -----------     -----------
          Operating income before special items                14.2            10.4            22.3            24.6            30.4
     Depreciation and amortization                             18.4            18.5            18.6            36.9            36.4
     Accelerated depreciation in special items                    -               -            (0.5)              -            (1.0)
                                                        ------------    ------------    ------------     -----------     -----------
          EBITDA before special items                        $ 32.6          $ 28.9          $ 40.4          $ 61.5          $ 65.8
                                                        ============    ============    ============     ===========     ===========
     EBITDA                                                  $ 29.2          $  2.3          $ 40.2          $ 31.5          $ 62.4
     Impact of special items, expense                           3.4            26.6             0.2            30.0             3.4
                                                        ------------    ------------    ------------     -----------     -----------
          EBITDA before special items                        $ 32.6          $ 28.9          $ 40.4          $ 61.5          $ 65.8
                                                        ============    ============    ============     ===========     ===========

Note: The "Other" segment primarily consists of the elimination of inter-business segment sales and profit in inventories and unallocated corporate costs.